FIDELITY FEDERAL BANCORP
                          OFFER TO EXERCISE WARRANTS

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  CENTRAL STANDARD TIME, ON OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.


                              September 19, 1997



TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

     Fidelity Federal Bancorp (the "Company") is offering to decrease the exercise price for all outstanding Warrants issued in connection with the Company's 9.125% Junior Subordinated Notes due April 30, 2001 ("1994 Warrants") and all outstanding Warrants issued in connection with the Company's 9.25% Junior Subordinated Notes due January 31, 2002 ("1995 Warrants") (collectively, the "Warrants") for a limited period of time. The 1994 Warrants currently have an exercise price of $6.22, and the 1995 Warrants currently have an exercise price of $8.93. The Board of Directors of the Company has decreased the exercise price, upon the terms and subject to the conditions set forth in the Offer, to $3.70 FOR THE 1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS.

     We are asking you to contact your clients for whom you hold Warrants registered in your name (or in the name of your nominee) or who hold Warrants registered in their own names. Please bring the Offer to their attention as promptly as possible. Please furnish copies of the enclosed materials to those of your clients for whom you hold Warrants registered in your name.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED. The Offer is, however, subject to other conditions. See Section 5 of the Offer to Exercise.

     For your information and for forwarding to your clients for whom you hold Warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Exercise, dated September 19, 1997.

     2. The Letter of Transmittal for your use and for the information of your clients.

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Warrants are not immediately available or if time will not permit all required documents to be delivered to the Company by the Expiration Date (as defined in the Offer to Exercise).

     4. A letter which may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     5. A return envelope addressed to the Company.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker or dealer or any other person in connection with the solicitation of tenders of Warrants pursuant to the Offer. The Company will however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs incurred by them in forwarding the Offer to Exercise and related documents to the beneficial owners of Warrants held by them as nominee or in a fiduciary capacity.

     As described in the Offer to Exercise, the Company will accept for exercise all Warrants validly tendered and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Exercise.

     THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY WARRANT HOLDER AS TO WHETHER TO TENDER ALL OR ANY
WARRANTS.   EACH WARRANT HOLDER MUST MAKE HIS OR HER OWN DECISION AS TO
WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Warrants residing in such jurisdictions.

     Any questions, requests for assistance or requests for additional copies of the enclosed materials may be directed to the Company at the address and telephone number set forth below.

                           FIDELITY FEDERAL BANCORP
                    700 SOUTH GREEN RIVER ROAD, SUITE 2000
                          EVANSVILLE, INDIANA  47715
                ATTN: DONALD R. NEEL, EXECUTIVE VICE PRESIDENT
                                (812) 469-2100



                                   Very truly yours,


                                   FIDELITY FEDERAL BANCORP


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.






                                      3